Exhibit 23.3




                         CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation of our reports, relating to the consolidated financial statements of AMI Operating, Inc. and subsidiaries dated May 27, 1998 and the financial statements of Dana Alexander, Inc., dated May 22, 1998 and the financial statements of Garden of Eatin', Inc., dated May 8, 1998, included in the Form 8-K/A dated July 23, 1998 and incorporated by reference in the previously filed Registration Statement of The Hain Food Group, Inc., on Form S-4/S-3 (No. 333-57343) and incorporated by reference in the Prospectus constituting part of this Registration Statement of The Hain Food Group, Inc. on Form S-3 filed on or about April 23, 1999. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ MCGLADREY & PULLEN, LLP

Anaheim, California
April 22, 1999


                                      II-10